Exhibit 99.2

Nerdy Announces First Quarter 2025 Financial Results

Nerdy announces the launch of Live + AI™ — a next-generation, AI-enhanced tutoring platform designed to accelerate learning.

Nerdy beats the top end of revenue guidance in the first quarter; increases the low end of the revenue range for the full year; and reaffirms adjusted EBITDA guidance for the full year.

St. Louis, May 8, 2025 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the first quarter ended March 31, 2025.

“Our first-quarter results underscore the power of our Live + AI™ platform and our disciplined focus on high-quality, recurring revenue,” said Chuck Cohn, Founder and CEO of Nerdy. “By pairing the empathy of expert educators with proprietary AI, we’re driving stronger engagement and higher retention - all while positioning Nerdy to deliver sustainable, profitable growth in the quarters ahead.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q1 Shareholder Letter on the Quarterly Results Page.

First Quarter Financial Highlights:

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Revenue Beat the Top End of Guidance Range – In the first quarter, Nerdy delivered revenue of $47.6 million, above the top end of our guidance range of $45 to $47 million, which represented a decrease of 11% year-over-year from $53.7 million during the same period in 2024. Consistent with expectations, revenue declined when compared to the prior year period primarily due to a lower number of Learning Memberships, as well as lower Institutional revenue. These impacts were partially offset by higher average revenue per member per month (“ARPM”) in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives.

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Consumer Learning Membership Momentum – Revenue recognized in the first quarter from Learning Memberships was $37.9 million and represented 80% of total Company revenue. As of March 31, 2025, there were 40.5 thousand Active Members and ARPM was $335, which represented an increase of 14% from $293 as of March 31, 2024. Monthly recurring Learning Membership revenue (at month end) inflected positively on a year-over-year basis in March giving us the confidence that Learning Membership revenue will return to growth in the second quarter of 2025.

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Institutional Strategy – Institutional delivered revenue of $9.4 million and represented 19% of total Company revenue during the first quarter. Varsity Tutors for Schools executed 90 contracts, yielding $4.0 million of bookings. Our strategy to introduce school districts to the platform and ultimately convert them to our fee-based offerings continues to produce results by delivering 34% of paid contracts and 19% of total bookings value in the first quarter.

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Gross Margin – Gross margin was 58.0% for the three months ended March 31, 2025, compared to a gross margin of 68.0% during the comparable period in 2024. The decrease in gross margin was primarily due to Expert incentives enacted during the fourth quarter of 2024 and higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Following the adoption of the new incentives, we are already seeing faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. We expect price increases for new Consumer customers enacted during the first quarter of 2025 will yield sequential quarterly improvements to gross margin as we move throughout the year.

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Path to Profitability – During the first quarter, we reduced headcount by approximately 16% as compared to December 31, 2024. Headcount restructuring changes were primarily enabled by new software-driven processes and system implementations coupled with AI-enabled productivity and operating leverage improvements. We also moderated our investment in the Institutional business given near-term funding uncertainties.

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Adjusted EBITDA Loss At Top End of Guidance Range – Net loss was $16.2 million in the first quarter versus a net loss of $12.0 million during the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $7.9 million for the first quarter of 2025 compared to non-GAAP adjusted net loss of $0.9 million in the first quarter of 2024. We reported a non-GAAP adjusted EBITDA loss of $6.4 million for the first quarter of 2025, at the top end our guidance of negative $6.0 million to negative $8.0 million. This compares to non-GAAP adjusted EBITDA of $24 thousand in the same period one year ago. Non-GAAP adjusted EBITDA performance relative to guidance was primarily driven by marketing efficiency improvements coupled with benefits from headcount restructuring and AI-enabled productivity and operating leverage improvements. These improvements were partially offset by lower gross margin due to Expert incentives and higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Compared to last year, non-GAAP adjusted EBITDA was lower primarily due to lower revenues and gross margin.

•	Liquidity and Capital Resources – With no debt and $44.9 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

Second Quarter and Full Year 2025 Outlook: Today, we are introducing second quarter guidance, increasing the low end of the revenue range for the full year, and reaffirming adjusted EBITDA guidance for the full year.

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Revenue Guidance: For the second quarter of 2025, we expect revenue in a range of $45 to $48 million. For the full year, we are increasing the low end of the revenue range by the first quarter outperformance to $191.5-200 million.

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Non-GAAP Adjusted EBITDA Guidance: For the second quarter of 2025, we expect adjusted EBITDA in a range of negative $3 million to negative $6 million. For the full year, we are reaffirming adjusted EBITDA guidance in a range of negative $8 million to negative $18 million.

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Liquidity and Capital Resources: We expect to end the year with no debt and cash in the range of $35 to $40 million, and believe we have ample liquidity to fund the business and pursue growth initiatives.

Webcast and Earnings Conference Call

Nerdy’s management will host a conference call to discuss its financial results on Thursday, May 8, 2025 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 198672.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until May 15, 2025 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 534129.

About Nerdy Inc.

Nerdy (NYSE: NRDY) is a leading platform for live online learning, with a mission to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Its solutions are available directly to students and consumers, as well as through schools and other institutions. Learn more about Nerdy at https://www.nerdy.com.

Contact

Investor Relations

investors@nerdy.com

Forward-looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; continued improvements in sales and marketing leverage; gross margin and operating leverage; the growth of our Institutional business; changes to our marketplace infrastructure systems; simplifying our operations model while growing our business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2025 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2025, as well as other filings that we may make from time to time with the SEC.